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                                                                  Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)




                                                        Nine Months Ended
                                                          September 30,
                                                        2001          2000
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $281,629      $303,221
  Interest expense                                     477,834       502,586
  Implicit interest in rents                            12,583        12,267

Total earnings                                        $772,046      $818,074


Fixed charges:
  Interest expense                                    $477,834      $502,586
  Implicit interest in rents                            12,583        12,267

Total fixed charges                                   $490,417      $514,853


Ratio of earnings to fixed charges                        1.57          1.59